                                                                                                                                                            Entergy Services, Inc.
639 Loyola Avenue (70113)
P.O. Box 61000
New Orleans, LA 70161
Tel: 504-576-5228
Fax: 281-297-5310
e-mail: motts@entergy.com

Mark G. Otts
Assistant General Counsel
Legal Services Department

Exhibit 5.07

May 21, 2013

Entergy Louisiana, LLC
446 North Boulevard
Baton Rouge, Louisiana 70802

Ladies and Gentlemen:

I have acted as counsel for Entergy Louisiana, LLC (the “Company”) in connection with the Registration Statement on Form S-3, as amended (Registration Statement No. 333-169315-01) (the “Registration Statement”), relating to $100,000,000 in aggregate principal amount of the Company’s First Mortgage Bonds, 4.70% Series due June 1, 2063 (the “Bonds”).  The Bonds have been issued pursuant to the Company’s Mortgage and Deed of Trust, dated as of April 1, 1944, with The Bank of New York Mellon, as successor trustee (the “Trustee”) (the Mortgage, as heretofore amended and supplemented by all indentures amendatory thereof and supplemental thereto, including by the supplemental indenture establishing the terms of the Bonds, being hereinafter referred to as the “Mortgage”).

In my capacity as such counsel, I have examined the Registration Statement and the Mortgage, which has been filed with the Securities and Exchange Commission as an exhibit to the Registration Statement.  As to questions of fact material to the opinions expressed herein, I have relied upon representations and certifications of the officers of the Company and appropriate public officials without independent verification of such matters except as otherwise described herein.  I have also examined or have caused to be examined such other documents and have satisfied myself as to such other matters as I have deemed necessary in order to render this opinion.  In such examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to me as originals, the conformity with the originals of all documents submitted to me as originals of the documents submitted to me as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to me as copies.  I have not examined the Bonds, except a specimen thereof, and I have relied upon a certificate of the Trustee as to the authentication and delivery thereof.

Subject to the foregoing and the further exceptions and qualifications set forth below, I am of the opinion that the Bonds are legally valid and are binding obligations of the Company.

This opinion is limited to the laws of the States of Louisiana, Texas and New York and the federal laws of the United States of America.  To the extent that the opinions relate to or are dependent upon matters governed by the laws of the State of New York, I have relied upon the opinion of Morgan, Lewis & Bockius LLP, which is being filed as Exhibit 5.06 to the Registration Statement.  To the extent that the opinions relate to or are dependent upon matters governed by the laws of the State of Texas, I have relied upon the opinion of Duggins Wren Mann & Romero, LLP, which is being filed as Exhibit 5.08 to the Registration Statement.

I hereby consent to the filing of this opinion as Exhibit 5.07 to the Registration Statement. I also consent to the reference to me in the prospectus included in the Registration Statement under the caption “Legality.”  In giving the foregoing consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Mark G. Otts